UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12
SUPER MICRO COMPUTER, INC.
(Name of Registrant as Specified In Its Charter)

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SUPER MICRO COMPUTER, INC.
980 Rock Avenue
San Jose, California 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 11, 2015
To the Stockholders of Super Micro Computer, Inc.:
Notice is hereby given that the Annual Meeting of stockholders of Super Micro Computer, Inc. (the “Company”) will be held on Wednesday, February 11, 2015, at 11:00 a.m., local time, at our principal offices located at 980 Rock Avenue, San Jose, CA 95131, for the following purposes:
1. To elect three Class II directors to hold office until the annual meeting of stockholders in 2017 or until their successors are duly elected and qualified.
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2015 ending June 30, 2015.
3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The accompanying Proxy Statement more fully describes the business to be transacted at the Annual Meeting. Our board of directors recommends that you vote (1) “FOR” the election of each of our nominees for director as proposed in this Proxy Statement, and (2) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015. We have not received notice of other matters that may be properly presented at the Annual Meeting.
If you were a stockholder as of the close of business (Eastern Time) on December 31, 2014, you are entitled to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 980 Rock Avenue, San Jose, CA 95131.
A full set of the Company’s 2014 Proxy Materials and Annual Report to Stockholders are enclosed.

By Order of the Board of Directors
/s/ Yih-Shyan (Wally) Liaw
Yih-Shyan (Wally) Liaw
Secretary
San Jose, California
January 20, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on
February 11, 2015
The Proxy Statement and Annual Report to Stockholders are available at
http://ir.supermicro.com/financials.cfm.
Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

IMPORTANT: To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by telephone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

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SUPER MICRO COMPUTER, INC.
980 Rock Avenue
San Jose, California 95131
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 11, 2015
GENERAL INFORMATION
The enclosed proxy is being solicited by our board of directors for use in connection with the Annual Meeting of stockholders to be held on Wednesday, February 11, 2015 at our principal offices located at 980 Rock Avenue, San Jose, CA 95131, commencing at 11:00 a.m. local time, and at any adjournments thereof. Voting materials, which include this Proxy Statement, a proxy card and the Company’s Annual Report to Stockholders for the year ended June 30, 2014, are being mailed to stockholders on or about January 20, 2015.
In this Proxy Statement:

•	“We,” “us,” “our”, “Company” and “Supermicro” refer to Super Micro Computer, Inc. with its principle executive offices located at 980 Rock Avenue, San Jose, CA 95131

•	“Annual Meeting” or “Meeting” means our 2014 Annual Meeting of Stockholders

•	“Board of Directors” or “Board” means our Board of Directors

•	“SEC” means the Securities and Exchange Commission
We have summarized below important information with respect to the Annual Meeting.
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business (Eastern Time) on December 31, 2014 (the “record date”) will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 46,455,352 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.
How do I vote my shares?
If you are a stockholder of record as of the record date, you can give a proxy to be voted at the Meeting in any of the following ways:

•	Over the telephone by calling a toll-free number;

•	Electronically, using the Internet; or

•	By completing, signing and mailing the enclosed proxy card.
The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting also is encouraged for stockholders who hold their shares in street name.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.
Quorum
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum for the transaction of business at the meeting. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. “Broker non-votes” are also included for purposes of determining whether a quorum of shares is present at a meeting. A “broker non-vote” occurs when a nominee holding shares for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
What vote is required for the election of directors or for a proposal to be approved?
The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors. There is no cumulative voting.
The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required to approve the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. A stockholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.
How are votes counted?
All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR each proposal.
You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to appoint our independent registered public accounting firm.
If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.
Shares not present at the meeting and shares voted "WITHHOLD" will have no effect on the election of directors. If you abstain from voting on a proposal other than the election of directors, your abstention has the same effect as a vote against that proposal.
If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the selection of our independent public accounting firm.
Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. However, your broker or other nominee does not have discretionary authority to vote your shares on non-routine proposals such as the election of directors and may not vote on these proposals if you do not provide specific voting instructions. Accordingly, if you want your vote to count in the election of directors, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card, or by attending the meeting and voting your shares in person. Attending the meeting without voting in person will not revoke your proxy unless you specifically request it.
Who will count the vote?
Representatives of Computershare, our transfer agent, will tabulate votes and act as our independent inspectors of election.
How does the board recommend that I vote?
The board of directors recommends a FOR vote on the following proposals:

•	Election of three Class II directors; and

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2015 ending June 30, 2015.
Adjournment of Meeting
If a quorum is not present to transact business at the Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.
Expenses of Soliciting Proxies
We will bear the cost of soliciting proxies relating to our Annual Meeting. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview, and we may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.
What are the deadlines for submitting stockholder proposals?
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2015 annual meeting, the written proposal must be received at our principal executive offices at 980 Rock Avenue, San Jose, California 95131, Attention: Corporate Secretary, on or before September 22, 2015. The proposal must comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.
Our bylaws provide that a stockholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of the Company at our principal executive offices in San Jose, California, at least 120 days in advance of the date the proxy statement for the prior year’s meeting was released to stockholders. For the 2015 annual meeting, written notice of director nominations and stockholder proposals must be received on or before September 22, 2015. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Super Micro Computer, Inc., telephone (408) 503-8000. Stockholder proposals that are received by us after September 22, 2015, will not be eligible to be presented at the 2015 annual meeting.
Internet Availability of Proxy Materials
Our proxy statement is also available on our website at http://ir.supermicro.com/financials.cfm.

PROPOSAL 1
ELECTION OF DIRECTORS
Composition of the Board
The authorized number of directors of the Company is seven. There are currently seven directors. Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, the board of directors, at its option, may reduce the number of directors, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
At this year’s Annual Meeting, the term of our three Class II directors will expire. Yih-Shyan (Wally) Liaw, Laura Black and Gregory K. Hinckley are the current Class II directors. The term of Gregory K. Hinckley will end effective upon the conclusion of the Annual Meeting. The Company and Board would like to acknowledge and thank Mr. Hinckley for his commitment, dedication and thoughtful service to the Company during his tenure as director. Yih-Shyan (Wally) Liaw, Laura Black and Michael S. McAndrews have each been nominated for election to the board of directors to serve until the 2017 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors. Assuming a quorum is present, the three director nominees who receive the highest number of the votes cast by the stockholders entitled to vote at the election will be elected. In the event that a nominee is unable or unwilling to serve, the enclosed proxy will be voted to elect the replacement nominee designated by the board of directors, unless the board instead decides to reduce the number of directors.
The names of the current directors and nominees and certain information about them is set forth below:
Class I Directors (terms expiring at the 2016 annual meeting)

Name	Principal Occupation	Age	Director Since
Charles Liang	Founder, President, Chief Executive Officer and Chairman of the Board of Supermicro	57	1993
Sherman Tuan	Founder, Chief Executive Officer and Chairman of the Board of PurpleComm, Inc.	61	2007

Class II Directors (terms expiring at 2017 annual meeting)

Name	Principal Occupation	Age	Director Since
Yih-Shyan (Wally) Liaw	Co-Founder, Senior Vice President of International Sales, Corporate Secretary and Director of Supermicro	59	1993
Laura Black	Managing Director of Needham & Company, LLC	53	2012
Michael S. McAndrews	Principal of Abbott, Stringham & Lynch	62	-
Class III Directors (terms expiring at the 2015 annual meeting)

Name	Principal Occupation	Age	Director Since
Chiu-Chu (Sara) Liu Liang	Co-Founder, Senior Vice President of Operations, Chief Administration Officer, Treasurer and Director of Supermicro	53	1993
Hwei-Ming (Fred) Tsai	Independent business consultant and director of ANZ Bank (Taiwan) Limited, a wholly owned subsidiary of Australia and New Zealand Banking Group Limited	59	2006
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE THREE NOMINEES TO SERVE AS CLASS II DIRECTORS. PROXIES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES UNLESS OTHERWISE SPECIFIED.

The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to Supermicro.
Class I Directors—Terms Expiring at the 2016 Annual Meeting
Charles Liang, age 57, founded Supermicro and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in September 1993. Mr. Liang has been developing server system architectures and technologies for the past two decades. From July 1991 to August 1993, Mr. Liang was President and Chief Design Engineer of Micro Center Computer Inc., a high-end motherboard design and manufacturing company. From January 1988 to April 1991, Mr. Liang was Senior Design Engineer and Project Leader for Chips & Technologies, Inc., a chipset technology company, and Suntek Information International Group, a system and software development company. Mr. Liang has been granted many server technology patents. Mr. Liang holds an M.S. in Electrical Engineering from the University of Texas at Arlington and a B.S. in Electrical Engineering from National Taiwan University of Science & Technology in Taiwan. Our Nominating and Corporate Governance Committee (the “Governance Committee”) concluded that Mr. Liang should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with the Company’s business.
Sherman Tuan, age 61, has been a member of our board of directors since February 2007. Mr. Tuan is founder of PurpleComm, Inc. (doing business as 9x9.tv), a platform for connected TV, where he has served as Chief Executive Officer since January 2005 and Chairman of the Board since June 2003. From September 1999 to May 2002, he was director of Metromedia Fiber Network, Inc., a fiber optical networking infrastructure provider. Mr. Tuan was co-founder of AboveNet Communications, Inc., an internet connectivity solutions provider, where he served as President from March 1996 to January 1998, Chief Executive Officer from March 1996 to May 2002 and director from March 1996 to September 1999. Mr. Tuan holds a degree in Electrical Engineering from Feng-Chia University in Taiwan. Our Governance Committee concluded that Mr. Tuan should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his familiarity with the Company’s business.
Class II Directors—Nominee for Terms Expiring at the 2017 Annual Meeting
Yih-Shyan (Wally) Liaw, age 59, co-founded Supermicro and has served as our Senior Vice President of International Sales since May 2014 and Corporate Secretary and a member of our board of directors since our inception in September 1993. Mr. Liaw was our Vice President of International Sales from September 1993 to April 2014. From 1988 to 1991, Mr. Liaw was Vice President of Engineering at Great Tek, a computer company. Mr. Liaw holds an M.S. in Computer Engineering from University of Arizona, an M.S. in Electrical Engineering from Tatung Institute of Technology in Taiwan, and a B.S. degree from Taiwan Provincial College of Marine and Oceanic Technology. Our Governance Committee concluded that Mr. Liaw should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with the Company’s business.
Laura Black, age 53, has been a member of our board of directors since April 2012. Since March 1999, she has served as a Managing Director of Needham & Company, LLC, a full service investment banking firm. At Needham, she has raised public and private equity capital for numerous technology companies and served as strategic financial advisor on multiple M&A transactions. From July 1995 to February 1999, she served as a Managing Director and Corporate Finance at Black & Company, a regional investment bank subsequently acquired by Wells Fargo Van Kasper. From July 1993 to June 1995, Ms. Black served as a Director for TRW Avionics & Surveillance Group where she evaluated acquisition candidates, managed direct investments and raised venture capital to back spin-off companies. From August 1983 to August 1992, she worked at TRW as an electrical engineer designing spread spectrum communication systems. Ms. Black holds a BSEE from University of California at Davis, an MSEE from Santa Clara University and an MS Management from Stanford. Our Governance Committee concluded that Ms. Black should serve on the Board based on her skills, experience and qualifications in capital finance, her financial literacy and her familiarity with technology businesses.
Michael S. McAndrews, age 62, has served as a Principal of Abbott, Stringham & Lynch, an accounting firm serving the Silicon Valley, since September 2013. From June 2002 to June 2013, he served as a Partner at PricewaterhouseCoopers LLP ("PwC"), a multinational professional services network, where he provided tax planning and consulting services to multinational public companies, private companies and their owners and emerging businesses in a variety of industries including high-technology, manufacturing, food processing and wholesale/retail distribution. From November 1979 to June 2002, he worked for Arthur Andersen and Company, a global professional services firm. He served as Partner from 1993 to 2002 where he focused primarily on providing tax planning and compliance services to high technology companies ranging in size from start-ups to large multinational public companies. Mr. McAndrews is a certified public accountant with an active license in California and holds a Bachelor of Science in Commerce, Accounting degree from Santa Clara University. Our Governance Committee concluded that Mr. McAndrews should serve on the Board based on his skills, experience, his financial literacy and his familiarity with technology businesses.

Class III Directors—Terms Expiring at the 2015 Annual Meeting
Chiu-Chu (Sara) Liu Liang, age 53, co-founded Supermicro and has served as Senior Vice President of Operations since May 2014, Chief Administration Officer since January 2015, and Treasurer and a member of our board of directors since our inception in September 1993. Ms. Liang was Vice President of Operations from September 1993 to April 2014. From 1985 to 1993, Ms. Liang held finance and operational positions for several companies, including Micro Center Computer Inc. Ms. Liang holds a B.S. in Accounting from Providence University in Taiwan. Ms. Liang is married to Mr. Charles Liang, our Chairman, President and Chief Executive Officer. Our Governance Committee concluded that Ms. Liang should serve on the Board based on her skills, experience, her general expertise in business and accounting and her long familiarity with the Company’s business.
Hwei-Ming (Fred) Tsai, age 59, has been a member of our board of directors since August 2006. Mr. Tsai has served as an independent director of ANZ Bank (Taiwan) Limited, a wholly owned subsidiary of Australia and New Zealand Banking Group Limited since September 2013. Mr. Tsai has also been an independent business consultant since January 2010. Mr. Tsai served as Executive Vice President and Chief Financial Officer of SinoPac Bancorp, a financial holding company based in Los Angeles, California from February 2001 and August 2005, respectively, to December 2009. He also served as Senior Executive Vice President of Far East National Bank, a commercial bank that is held by SinoPac Bancorp from December 2002 to December 2009. Mr. Tsai received a Master in Professional Accounting from the University of Texas at Austin and a B.A. in Accounting from National Taiwan University in Taiwan. Our Governance Committee concluded that Mr. Tsai should serve on the Board based on his skills, experience and qualifications in capital finance, his financial literacy and his familiarity with the Company’s business.
Except for Mr. Charles Liang and Ms. Chiu-Chu (Sara) Liu Liang who are married, there are no other family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted “Corporate Governance Guidelines” to help ensure that the board of directors is independent from management, appropriately performs its function as the overseer of management, and that the interests of the board of directors and management align with the interests of the stockholders. The “Corporate Governance Guidelines” are available at www.supermicro.com by first clicking on “About Us” and then “Investor Relations” and then “Corporate Governance,” and are also available in print to any stockholder who requests a copy.
Code of Ethics
We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors and employees and embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The “Code of Business Conduct and Ethics” is available at www.supermicro.com by first clicking on “About Us” and then “Investor Relations” and then “Corporate Governance,” and is also available in print without charge to any stockholder who requests it. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by a committee comprised of a majority of our independent directors and will be promptly disclosed on our website within four business days.
Director Independence
The rules of NASDAQ generally require that a majority of the members of a listed company's board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company's audit committee, compensation committee, and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing requirements of The NASDAQ Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The NASDAQ Stock Market.
The board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in applicable NASDAQ listing standards. Our director independence standards are set forth in our “Corporate Governance Guidelines” available at the website noted above.
Based on these standards, our board of directors has determined that four of its current seven members, Gregory K. Hinckley, Hwei-Ming (Fred) Tsai, Laura Black and Sherman Tuan, and its director nominee Michael S. McAndrews are "independent directors" under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market. In assessing the independence of Mr. Hinckley, the Board considered an immaterial level of transactions between the Company and Mentor Graphics.

Executive Sessions
Non-management directors meet in executive session without management present each time the board holds its regularly scheduled meetings.
Director Qualifications and Nomination Process
Criteria
The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) is responsible for reviewing, on an annual basis, the appropriate skills and characteristics required of board members, individually as well as for the board as a whole. Except as may be required by rules and regulations promulgated by NASDAQ or the SEC and as set forth herein, it is the current belief of the Governance Committee that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the Governance Committee will consider many factors, including without limitation, character, judgment, independence, expertise, diversity of experience, length of service, and other commitments. The Governance Committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance Committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the Governance Committee has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have experience, expertise and qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules and regulations of NASDAQ and the SEC. For future nominations, the Governance Committee expects to consider diversity when identifying nominees.
Identification and Evaluation of Nominees
The Governance Committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee is responsible for considering potential candidates for director. The Governance Committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders and other persons. The Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Governance Committee member. The Governance Committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.
Stockholder Recommendations
The Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholder nominations for director must be made in writing and addressed to the Corporate Secretary of the Company. Such stockholder’s notice shall set forth the following information:
•The information required by Section 2.15 of our Bylaws (a copy of which is included as an exhibit to our Registration
Statement on Form S-1 as filed with the SEC on March 27, 2007); and
•Any other information that such stockholder believes is relevant in considering the director candidate.
Communications with the Board of Directors
The board of directors welcomes the submission of any comments or concerns from stockholders or other interested parties. If you wish to send any communications to the board of directors, you may use one of the following methods:

•	Write to the board at the following address:
Board of Directors
Super Micro Computer, Inc.
c/o Robert Aeschliman, General Counsel
980 Rock Avenue
San Jose, California 95131

•	E-mail the board of directors at BODInquiries@supermicro.com
Communications that are intended specifically for the independent directors or non-management directors should be sent to the e-mail address or street address noted above, to the attention of the "Independent Directors".

MEETINGS AND COMMITTEES OF THE BOARD
Board Meetings
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all board and committee meetings. We encourage, but do not require, each board member to attend our annual meeting of stockholders. Five of our directors then serving attended our annual meeting of stockholders held during fiscal 2014. The board of directors held four meetings during fiscal year 2014, each of which were regularly scheduled meetings. The board of directors also acted by unanimous written consent one time during fiscal year 2014. All directors attended at least 75% of the meetings of the board of directors and of the committees on which they served during the time they served as a director in fiscal year 2014.
Board Leadership Structure
Our Chairman, Charles Liang, is also our CEO. The Board and the Governance Committee believe that it is appropriate for Mr. Liang to serve as both the CEO and Chairman due to the relatively small size of our Board, and the fact that Mr. Liang is the founder of the Company with extensive experience in our industry. The Company does not currently have a lead independent director.
Board Role in the Oversight of Risk
Our Board exercises oversight over our risk management activities, requesting and receiving reports from management. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our audit committee (the "Audit Committee"), which in turn reports to the full Board on such matters as appropriate. The Audit Committee also assists the Board in oversight of certain Company risks, particularly in the areas of internal controls, financial reporting and review of related party transactions.
Our management with oversight from our compensation committee (the "Compensation Committee"), has reviewed its compensation policies and practices with respect to risk-taking incentives and risk management, and does not believe that potential risks arising from its compensation polices or practices are reasonably likely to have a material adverse effect on the Company.
Committees of the Board of Directors
The board has three standing committees to facilitate and assist the board of directors in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with applicable NASDAQ listing standards, each of these committees is comprised solely of non-employee, independent directors. The charter for each committee is available at www.supermicro.com by first clicking on “About Us” and then “Investor Relations” and then “Corporate Governance”. The charter of each committee also is available in print to any stockholder who requests it. The following table sets forth the standing committees of the Board and the members of each committee as of the date that this proxy statement was first mailed to our stockholders:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Laura Black (1)	Sherman Tuan(1)	Hwei-Ming (Fred) Tsai(1)

Hwei-Ming (Fred) Tsai	Hwei-Ming (Fred) Tsai	Sherman Tuan

Gregory K. Hinckley
 ___________________________

(1)	Committee Chairperson

Audit Committee
The Audit Committee has three members. The Audit Committee met six times in fiscal year 2014, five of which were regularly scheduled quarterly meetings and one was special meeting. Our board has determined that each member of the Audit Committee meets the requirements for independence under the applicable listing standards of NASDAQ and the rules of the SEC. Our board has also determined that each member of the Audit Committee is a “financial expert” as defined under applicable SEC rules.
As outlined more specifically in the Audit Committee charter, the Audit Committee has, among other duties, the following responsibilities:

•	The appointment, compensation and retention of our independent auditors, and the review and evaluation of the auditors’ qualifications, independence and performance;

•	Oversees the auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	Reviews and approves the planned scope of our annual audit;

•	Monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	Reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;

•	Reviews our critical accounting policies and estimates;

•	Oversees the adequacy of our financial controls;

•	Reviews annually the audit committee charter and the committee’s performance;

•	Reviews and approves all related-party transactions;

•
Establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our Code of Business Conduct and Ethics; and

•	Reviews and evaluates, at least annually, the adequacy of the audit committee charter and recommend any proposed changes to the Board for approval.

Compensation Committee
The Compensation Committee has two members and met four times in fiscal year 2014. The Compensation Committee is comprised solely of non-employee directors. Our board has determined that each member of our Compensation Committee meets the requirements for independence under the applicable listing standards of NASDAQ.
As outlined more specifically in the Compensation Committee charter, the Compensation Committee has, among other duties, the following responsibilities:

•
Periodically reviews and advises our board concerning the Company's overall compensation philosophy, policies and plans, including a review of both regional and industry compensation practices and trends;

•	Reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers;

•	Evaluates the performance of the chief executive officer and other executive officers in light of those goals and objectives;

•	Reviews and approves the compensation of the chief executive officer and other executive officers;

•	Administers the issuance of restricted stock grants, stock options and other awards to executive officers and directors under our stock plans; and

•
Reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter and the adequacy of the compensation committee charter.

Nominating and Corporate Governance Committee
The Governance Committee has two members and met five times in fiscal year 2014. The Governance Committee is comprised solely of non-employee directors. Our board has determined that each member of our Governance Committee meets the requirements for independence under the applicable listing standards of NASDAQ.
As outlined more specifically in the Governance Committee charter, the Governance Committee has, among other duties, the following responsibilities:

•	Identifies individuals qualified to become directors;

•	Recommends to our board of directors director nominees for each election of directors;

•	Develops and recommends to our board of directors criteria for selecting qualified director candidates;

•	Considers committee member qualifications, appointment and removal;

•	Recommends corporate governance guidelines applicable to us;

•	Provides oversight in the evaluation of our board of directors and each committee;

•	Coordinates and reviews board and committee charters for consistency and adequacy under applicable rules, and make recommendations to the board for any proposed changes; and

•	Periodically reviews scope of responsibilities of the Governance Committee and the committee's performance of its duties.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is a current or former officer or employee of the Company or had any relationship with the Company requiring disclosure. In addition, during fiscal year 2014, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who served on our board of directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 31, 2014 by:

•	each of the named executive officers;

•	each of our directors and nominees;

•	all directors and executive officers as a group; and

•	all person known to us beneficially own 5% or more of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding(3)
Executive Officers and Directors:
Charles Liang(4)	8,926,868	18.8%
Howard Hideshima(5)	235,716	*
Phidias Chou(5)	124,247	*
Chiu-Chu (Sara) Liang(6)	8,926,868	18.8%
Yih-Shyan (Wally) Liaw(7)	2,251,111	4.8%
Gregory K. Hinckley(5)	9,000	*
Hwei-Ming (Fred) Tsai(8)	338,000	*
Laura Black(5)	21,375	*
Sherman Tuan(5)	54,500	*
Michael S. McAndrews	—	*
All directors and executive officers as a group (9 persons)(9)	11,960,817	24.8%
5% Holder Not Listed Above:
FMR LLC(10)	6,390,039	13.8%
_____________________________

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Except as otherwise indicated, to our knowledge the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws applicable and to the information contained in the footnotes to this table.

(2)	Under the SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 46,455,352 shares of common stock outstanding as of December 31, 2014, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after December 31, 2014 are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.

(4)
Includes 973,833 shares issuable upon the exercise of options exercisable within 60 days after December 31, 2014. Also includes: 2,283,622 shares jointly held by Mr. Liang and his spouse, 1,703,468 shares of which are pledged as security for a personal credit line, 850,000 shares held by Mr. Liang which are pledged as security for a personal credit line, 15,000 shares held by Green Earth Charitable Trust, for which Mrs. Liang serves as trustee, 6,100 shares held by Mr. Liang’s daughter, 24,400 shares held by Mr. Liang’s children, for which Mrs. Liang serves as custodian; 495,620 shares held directly by Mrs. Liang and 153,200 shares issuable upon the exercise of options held by Mrs. Liang and exercisable within 60 days after December 31, 2014. See footnote 6.

(5)	Consists of shares issuable upon the exercise of options exercisable within 60 days after December 31, 2014.

(6)
Includes 153,200 shares issuable upon the exercise of options exercisable within 60 days after December 31, 2014. Also includes: 2,283,622 shares jointly held by Mrs. Liang and her spouse, 1,703,468 of which are pledged as security for a personal credit line, 15,000 shares held by Green Earth Charitable Trust, 6,100 shares held by Mrs. Liang’s daughter, 24,400 shares held by Mrs. Liang’s children, for which Mrs. Liang serves as custodian, 4,975,093 shares held by Charles Liang, Mrs. Liang’s spouse, 850,000 shares of which are pledged as security for a personal credit line, and 973,833 shares issuable upon the exercise of options held by Mr. Liang and exercisable within 60 days after December 31, 2014. See footnote 4.

(7)
Includes 97,221 shares issuable upon the exercise of options exercisable within 60 days after December 31, 2014. 2,056,416 shares held by Liaw Family Trust, for which Mr. Liaw and his spouse serve as trustees, 17,760 shares held by Mr. Liaw’s daughters, 68,177 shares held by Mrs. Liaw, and 11,537 shares issuable upon the exercise of options granted to Mrs. Liaw, exercisable within 60 days after December 31, 2014.

(8)	Includes 60,000 shares issuable upon the exercise of options exercisable within 60 days after December 31, 2014.

(9)	Includes 1,740,629 shares issuable upon the exercise of options exercisable within 60 days after December 31, 2014.

(10)
The information with respect to the holdings of FMR LLC ("FMR") is based solely on Schedule 13G/A filed February 13, 2014 by FMR. FMR has the sole power to vote and dispose of all of such shares. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2014 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2014, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the board of directors or greater than 10% stockholders during such fiscal year, other than one late report made by each of Charles Liang, Chiu-Chu (Sara) Liu Liang, Phidias Chou, Yih-Shyan Wally Liaw, Gregory Hinckley, Sherman Tuan and Laura Black in each case with respect to one transaction and four late reports made by Hwei-Ming (Fred) Tsai in each case with respect to one transaction.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Process Overview
The Compensation Committee of the board of directors discharges the board of directors’ responsibilities relating to compensation of all of our executive officers. The Compensation Committee is comprised of two non-employee directors, both of whom are independent pursuant to the applicable listing rules of NASDAQ, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code (“Code”).
The agenda for meetings is determined by the Chair of the Compensation Committee with the assistance of Charles Liang, our President and Chief Executive Officer, and Howard Hideshima, our Chief Financial Officer. Committee meetings are regularly attended by one or more of Mr. Liang, Mr. Hideshima and Robert Aeschliman, our General Counsel. However, Messrs. Liang and Hideshima do not attend the portion of meetings during which their own performance or compensation is being discussed. Mr. Liang, Mr. Hideshima and Mr. Aeschliman support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. In August 2013 and April 2014, as part of making an overall assessment of each individual’s role and performance, and structuring our compensation programs for fiscal year 2014, the Compensation Committee reviewed recommendations of management as well as publicly available peer group compensation data.
Compensation Philosophy and Objectives
It is the Compensation Committee’s philosophy to link the named executive officers’ compensation to corporate performance. The base salary, quarterly bonuses and stock option grants of the named executive officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable technology companies with whom we compete for executive talent, and evaluating such information in connection with our corporate goals and compensation practices. The Company's compensation philosophy has been unchanged over the last several years.
The Compensation Committee considers various sources of competitive data when determining executive compensation levels, including compensation data from a sampling of public companies and public compensation surveys. For fiscal year 2014, the sample of companies consisted of the following companies:

Brocade Communications Systems, Inc.	NetApp, Inc.
Juniper Networks, Inc.	Riverbed Technology, Inc.
Netgear Inc.	Silicon Graphics International

In selecting the companies for inclusion in the sample, the following factors were considered: industry, net revenues, operating income and whether the company may compete against us for executive talent. These companies ranged in annual revenue from approximately $767.0 million to $6.3 billion. In addition to gathering data specific to the above listed companies, the Compensation Committee also reviewed public surveys of compensation practices.
The Compensation Committee does not seek to specifically benchmark compensation based upon the sample companies reviewed nor does the Compensation Committee employ any other formulaic process in making compensation decisions. Rather the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each officer of his or her level of responsibility, contributions to our financial results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.
We believe that our current compensation arrangements for several of our executive officers, including our Chief Executive Officer, are significantly below typical compensation levels for similar positions at comparable companies. This is principally due to the high level of Company stock ownership held by such persons. As we continue to grow, we may need to increase our recruiting of new executives from outside of the Company. This in turn may require us to pay higher compensation closer to or in excess of that typical paid by comparable companies.
Finally, we believe that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to our executive officers. We currently provide base salary, quarterly bonuses and long-term equity incentive compensation to a considerable number of our domestic employees and international employees, in addition to our executive officers.
The Role of Stockholder Say-on-Pay Votes.
Our board of directors, the Compensation Committee, and our management value the opinions of our stockholders. At our annual meeting of stockholders held on February 13, 2014 (the "2013 Annual Meeting"), we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for our 2013 Annual Meeting. At the meeting, 35,521,057 shares or approximately 98.1% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while only 514,344 or approximately 1.4% voted against (with approximately 155,954 shares or 0.4% abstaining). 4,727,490 shares held by brokers were not voted with respect to this proposal. Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider, the outcome of the vote when making future compensation decisions for named executive officers. In determining and deciding on executive compensation for fiscal year 2014, our Compensation Committee took into account the results of the 2013 Annual Meeting stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company's stockholders, as one of the many factors considered in deciding that the Company's compensation policies and procedures for 2014 should largely remain consistent with our policies and procedures in prior years.
Role of Executive Officers in the Compensation Process
Management provides recommendations to the Compensation Committee on issues such as compensation program design, and evaluations of executive and Company performance. In fiscal year 2014, the Compensation Committee also had access to competitive data collected by management. While the Compensation Committee carefully considers all recommendations made by members of management, ultimate authority for all compensation decisions regarding our executive officers rests with the Compensation Committee.
In addition, the Company evaluates the use of a compensation consultant each year, but currently does not feel that it is necessary to engage a compensation consultant as part of the Company’s compensation process.
Fiscal Year 2014 Executive Officer Compensation Components
For fiscal year 2014, the principal components of compensation for our executive officers were:

•	Base salary;

•	Quarterly bonus; and

•	Equity-based incentive compensation.
Base Salary. Base salaries for our executive officers other than the Chief Executive Officer are determined annually by the Compensation Committee based upon recommendations by our chief executive officer, taking into account such factors as salary norms in comparable companies and publicly available data regarding compensation increases in the industry, a subjective assessment of the nature of the position and an annual review of the contribution and experience of each executive officer. For the Chief Executive Officer, the Compensation Committee considers substantially the same sort of information, as well as the size of the company and the chief executive officer’s overall stock ownership.
In August 2013, the Compensation Committee met to review the base salaries of our executive officers for fiscal year 2014. In determining base salaries for fiscal year 2014, the Compensation Committee decided to increase the base salary of our executive officers other than the Chief Executive officer after taking into account the recommendations of our Chief Executive Officer and taking into account such factors as salary norms in comparable companies and publicly available data regarding compensation increases in the industry, a subjective assessment of the nature of each position and an annual review of the contribution and experience of each executive officer. For the Chief Executive Officer, the Compensation Committee considered substantially the same sort of information, as well as the size of the company and the Chief Executive Officer’s stock ownership, and determined to increase the base salary of the Chief Executive Officer. Based upon its review, the Compensation Committee approved increases in base salaries for our executive officers set forth below. The base salary increases were comparable to the average percentage base salary increases granted to our employees generally.

	Principal Position	2013 Base Salary	2014 Base Salary	Base Salary % Change
Charles Liang	President, Chief Executive Officer and Chairman of the Board	$304,051	$313,373	3.1%
Howard Hideshima	Senior Vice President and Chief Financial Officer	$270,153	$280,956	4.0%
Phidias Chou	Senior Vice President, Worldwide Sales	$243,892	$253,635	4.0%
Yih-Shyan (Wally) Liaw	Senior Vice President, International Sales, Corporate Secretary and Director	$194,456	$202,216	4.0%
Chiu-Chu (Sara) Liu Liang	Senior Vice President of Operations, Chief Administration Officer, Treasurer, and Director	$188,952	$196,505	4.0%
Quarterly Bonus. Our cash bonus program seeks to motivate executive officers to work effectively to achieve our financial performance objectives and to reward them when such objectives are met. Quarterly bonuses for executive officers are subject to approval by the Compensation Committee. Bonuses are not awarded based upon any specific plan or formula, but are subjectively determined based upon our performance during the quarter and the individual’s contributions. Historically these bonuses have ranged from zero to an amount equal to two weeks of base salary. For fiscal year 2014, other than the Chief Executive Officer, approximately half a week of base salary was granted to our executive officers.
Equity-Based Incentive Compensation. Stock options are an important component of the total compensation of executive officers. We believe that stock options align the interests of each executive with those of the shareholders. They also provide executive officers a significant, long-term interest in our success and help retain key executive officers in a competitive market for executive talent. Our 2006 Equity Incentive Plan authorizes the Compensation Committee to grant stock options to executive officers. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon a generalized assessment of past performance of the executive and the relative holdings of other executive officers. The option grants generally utilize four-year vesting periods to encourage executive officers to continue contributing to us, and they generally expire no later than ten years from the date of grant.
In fiscal year 2014, the Compensation Committee approved grants of additional options to Mr. Chou, Mr. Liaw and Ms. Liang, as part of the Compensation Committee’s review of all employee grant levels.
Fiscal Year 2015 Executive Officer Compensation
In May 2014, the Compensation Committee met to review the base salaries of our executive officers for fiscal year 2015. In determining base salaries for fiscal year 2015, the Compensation Committee decided to increase the base salary of our executive officers other than the Chief Executive officer after taking into account the recommendations of our Chief Executive Officer and taking into account such factors as salary norms in comparable companies and publicly available data regarding compensation increases in the industry, a subjective assessment of the nature of each position and an annual review of the contribution and experience of each executive officer. For the Chief Executive Officer, the Compensation Committee considered substantially the same sort of information, as well as the size of the company and the Chief Executive Officer’s stock ownership, and determined to increase the base salary of the Chief Executive Officer. Based upon its review, the Compensation Committee approved increases in base salaries for our executive officers set forth below. The base salary increases were comparable to the average percentage base salary increases granted to our employees generally.

	Principal Position	2014 Base Salary	2015 Base Salary	Base Salary % Change
Charles Liang	President, Chief Executive Officer and Chairman of the Board	$313,173	$331,963	6.0%
Howard Hideshima	Senior Vice President and Chief Financial Officer	$280,956	$300,956	7.1%
Phidias Chou	Senior Vice President, Worldwide Sales	$253,635	$273,635	7.9%
Yih-Shyan (Wally) Liaw	Senior Vice President, International Sales, Corporate Secretary and Director	$202,216	$222,216	9.9%
Chiu-Chu (Sara) Liu Liang	Senior Vice President of Operations, Chief Administration Officer, Treasurer, and Director	$196,505	$216,505	10.2%

Stock Ownership Guidelines
We currently do not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. Our insider trading policy prohibits any of our directors, executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.
Other Benefits
Health and Welfare Benefits
Our executive officers receive the same health and welfare benefits as are offered to our other employees, including medical, dental, vision, life, accidental death and dismemberment, disability, flexible spending accounts and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees.
Retirement Program
Our executive officers may participate in the same tax-qualified, employee-funded 401(k) plan that is offered to all our other employees. We currently have no Supplemental Executive Retirement Plan, or SERP, obligations. We do not offer any defined benefit retirement plans to our executive officers.
Perquisites
We do not provide special benefits or other perquisites to any of our executive officers.
Employment Arrangements, Severance and Change of Control Benefits
We have not entered into employment agreements with any of our named executive officers. Mr. Hideshima, Mr. Chou and Ms. Liang have signed offer letters which provide for at-will employment. The offer letters provide for salary, stock options and right to participate in our employee benefit plans. We do not have any written employment arrangements with Messrs. Liang and Liaw. We do not have any arrangements with any of our executive officers that provide for any severance benefits in the event of termination or change of control.
Tax and Accounting Treatment of Compensation
In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.
We monitor whether it might be in our best interest to comply with Section 162(m) of the Code, but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concludes that it is in the Company’s best interest to do so. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible.
The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.
We account for equity compensation paid to our employees in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”), which requires us to estimate and record expenses for each award of equity compensation over the service period of the award.
We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code. Participation in, and compensation paid under our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.
Summary
The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executive officers is both appropriate and responsive to the goal of building stockholder value.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on this review and these discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in this filing.
This report has been furnished by the Compensation Committee.

Sherman Tuan, Chair
Hwei-Ming (Fred) Tsai

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended 2014, 2013 and 2012 by our Chief Executive Officer, our Chief Financial Officer, our three other most highly-compensated executive officers. We refer to these officers as our “named executive officers.”
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Charles Liang	2014	$312,793	$—	$—	$—	$—	$—	$17,505	$330,298
President, Chief Executive Officer and Chairman of the Board	2013	303,682	—	—	633,652	—	—	17,267	954,601
	2012	295,097	—	—	—	—	—	16,741	311,838

Howard Hideshima	2014	286,173	2,593	—	—	—	—	9,839	298,605
Senior Vice President and Chief Financial Officer	2013	271,325	—	—	258,090	—	—	5,273	534,688
	2012	263,624	—	—	—	—	—	7,730	271,354

Phidias Chou	2014	257,396	2,341	—	225,577	—	—	14,042	499,356
Senior Vice President, Worldwide Sales	2013	243,501	—	—	—	—	—	11,423	254,924
	2012	234,396	—	—	275,028	—	—	9,735	519,159

Yih-Shyan (Wally) Liaw	2014	206,122	1,867	—	202,899	—	—	11,196	422,084
Senior Vice President, International Sales, Corporate Secretary and Director	2013	194,070	—	—	—	—	—	10,930	205,000
	2012	185,160	—	—	209,562	—	—	10,402	405,124

Chiu-Chu (Sara) Liu Liang	2014	200,357	1,814	—	174,800	—	—	5,806	382,777
Senior Vice President of Operations, Chief Administration Officer, Treasurer and Director	2013	188,723	—	—	—	—	—	7,315	196,038
	2012	183,416	—	—	207,208	—	—	6,784	397,408

__________________________

(1)	Amounts disclosed under “Bonus” reflect the cash bonuses earned by the named executive officers.

(2)
The dollar amount reported in the Option Awards column represents the grant date fair value of each award calculated in accordance with FASB ASC Topic 718, excluding the estimates of service-based forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts were included in Item 8, Financial Statements and Supplementary Data, and Note 10 of Notes to our audited Consolidated Financial Statements for the fiscal year 2014 included in our Annual Report on Form 10-K.

(3)	The Company does not have a defined benefit plan or a non-qualified deferred compensation plan.

(4)	Amount reflects vacation and sick pay.
Grants of Plan-Based Awards
The following table provides information concerning all plan-based awards granted during fiscal year 2014 to our named executive officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Phidias Chou	10/21/2013	—	—	—	—	17,227	(2)	$14.23	$114,295
Phidias Chou	10/21/2013	—	—	—	—	16,773	(3)	14.23	111,282
Yih-Shyan (Wally) Liaw	4/21/2014					15,458	(4)	18.93	136,366
Yih-Shyan (Wally) Liaw	4/21/2014					7,542	(5)	18.93	66,533
Chiu-Chu (Sara) Liu Liang	1/20/2014	—	—	—	—	23,000	(6)	17.96	174,800

__________________________

(1)	Represents the fair value of each stock option and award as of the date of grant, computed in accordance with ASC Topic 718.

(2)	These incentive stock options vested at the rate of 25% on September 13, 2014 and 1/16th per quarter thereafter, such that the shares will be fully vested on September 13, 2017.

(3)	These non-qualified stock options vest at the rate of 25% on September 13, 2014 and 1/16th per quarter thereafter, such that the shares will be fully vested on September 13, 2017.

(4)	These non-qualified stock options vest at the rate of 25% on March 30, 2015 and 1/16th per quarter thereafter, such that the shares will be fully vested on March 30, 2018.

(5)	These incentive stock options vest at the rate of 25% on March 30, 2015 and 1/16th per quarter thereafter, such that the shares will be fully vested on March 30, 2018.

(6)	These non-qualified stock options vested at the rate of 25% on December 12, 2014 and 1/16th per quarter thereafter, such that the shares will be fully vested on December 12, 2017.
Outstanding Equity Awards at Fiscal Year-End 2014
The following table provides information concerning the outstanding equity-based awards as of June 30, 2014, and the option exercise price and expiration dates for each award, held by each of our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Charles Liang	150,000	(2)	—		$3.08	12/28/2014
	720,000	(3)	—		$10.66	3/4/2019
	99,000	(4)	33,000	(4)	$18.59	4/25/2021
	86,722	(5)	231,260	(5)	$20.70	1/21/2023
							179,641	$4,539,528
Howard Hideshima	19,198	(6)	—		$13.89	11/17/2016
	110,802	(6)	—		$13.89	11/17/2016
	32,500	(7)	—		$10.19	4/26/2017
	56,614	(8)	—		$13.61	8/2/2020
	10,886	(8)	—		$13.61	8/2/2020
	18,904	(9)	18,906	(9)	$12.50	8/6/2022
	4,344	(9)	4,346	(9)	$12.50	8/6/2022
Phidias Chou	9,000	(10)	—		$3.25	9/30/2015
	22,500	(11)	—		$5.53	4/29/2019
	31,030	(12)	—		$8.36	10/26/2019
	18,970	(12)	—		$8.36	10/26/2019
	4,227	(13)	1,923	(13)	$15.22	10/24/2021
	22,583	(13)	10,267	(13)	$15.22	10/24/2021
			17,227	(14)	$14.23	10/21/2023
			16,773	(14)	$14.23	10/21/2023
Yih-Shyan (Wally) Liaw	30,635	(15)	—		$7.46	4/28/2018
	30,275	(15)	—		$7.46	4/28/2018
	9,449	(16)	630	(16)	$13.61	8/2/2020
	7,191	(16)	480	(16)	$13.61	8/2/2020
	10,300	(17)	8,013	(17)	$17.29	4/23/2022
	4,886	(17)	3,801	(17)	$17.29	4/23/2022
	—		15,458	(18)	$18.93	4/21/2024
	—		7,542	(18)	$18.93	4/21/2044
Chiu-Chu (Sara) Liu Liang	64,800	(19)	—		$3.50	12/30/2015
	20,300	(11)	—		$5.53	4/29/2019
	19,615	(20)	—	—	$11.81	1/25/2020
	20,985	(20)	—	—	$11.81	1/25/2020
	18,125	(21)	10,875	(21)	$17.09	1/23/2022
	—		23,000	(22)	$17.96	1/20/2024

__________________________

(1)	Market value based upon the closing price of our common stock of $25.27 on June 30, 2014 multiplied by the number of restricted stock awards.

(2)	Options vested at the rate of 25% on November 1, 2005 and 1/16th per quarter thereafter, such that the shares were fully vested on November 1, 2008.

(3)	Options vested at the rate of 25% on November 1, 2009 and 1/16th per quarter thereafter, such that the shares were fully vested on November 1, 2012.

(4)	Options vested at the rate of 25% on April 25, 2012 and 1/16th per quarter thereafter, such that the shares will be fully vested on April 25, 2015.

(5)	Options vest at the rate of 25% on November 1, 2013 and 1/16th per quarter thereafter, such that the shares will be fully vested on November 1, 2016.

(6)	Options vested at the rate of 25% on May 8, 2007 and 1/16th per quarter thereafter, such that the shares were fully vested on May 8, 2010.

(7)	Options vested at the rate of 25% on April 26, 2008 and 1/16th per quarter thereafter, such that the shares were fully vested on April 26, 2011.

(8)	Options vested at the rate of 25% on May 8, 2011 and 1/16th per quarter thereafter, such that the shares will be fully vested on May 8, 2014.

(9)	Options vested at the rate of 25% on May 7, 2013 and 1/16th per quarter thereafter, such that the shares will be fully vested on May 7, 2016.

(10)	Options vested at the rate of 25% on July 1, 2006 and 1/16th per quarter thereafter, such that the shares were fully vested on July 1, 2009.

(11)	Options vested at the rate of 25% on April 29, 2010 and 1/16th per quarter thereafter, such that the shares were fully vested on April 29, 2013.

(12)	Options vested at the rate of 25% on July 1, 2010 and 1/16th per quarter thereafter, such that the shares will be fully vested on July 1, 2013.

(13)	Options vested at the rate of 25% on July 1, 2012 and 1/16th per quarter thereafter, such that the shares will be fully vested on July 1, 2015.

(14)	Options vested at the rate of 25% on September 13, 2014 and 1/16th per quarter thereafter, such that the shares will be fully vested on September 13, 2017.

(15)	Options vested at the rate of 25% on March 30, 2009 and 1/16th per quarter thereafter, such that the shares were fully vested on March 30, 2012.

(16)	Options vested at the rate of 25% on August 2, 2011 and 1/16th per quarter thereafter, such that the shares will be fully vested on August 2, 2014.

(17)	Options vested at the rate of 25% on March 29, 2013 and 1/16th per quarter thereafter, such that the shares will be fully vested on March 29, 2016.

(18)	Options vested at the rate of 25% on March 30, 2015 and 1/16th per quarter thereafter, such that the shares will be fully vested on March 30, 2018.

(19)	Options vested at the rate of 25% on December 12, 2006 and 1/16th per quarter thereafter, such that the shares were fully vested on December 12, 2009.

(20)	Options vested at the rate of 25% on December 12, 2010 and 1/16th per quarter thereafter, such that the shares will be fully vested on December 12, 2013.

(21)	Options vested at the rate of 25% on December 12, 2012 and 1/16th per quarter thereafter, such that the shares will be fully vested on December 12, 2015.

(22)	Options vested at the rate of 25% on December 14, 2014 and 1/16th per quarter thereafter, such that the shares will be fully vested on December 14, 2017.
Option Exercises and Stock Vested During Fiscal Year 2014
The following table sets forth the dollar amounts realized pursuant to the exercise or vesting of equity-based awards by our named executive officers during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles Liang	450,000	$6,786,500	179,641	$2,337,129
Howard Hideshima	13,001	$195,300	—	$—
Phidias Chou	10,000	$108,572	—	$—
Yih-Shyan (Wally) Liaw	30,000	$549,354	—	$—
Chiu-Chu (Sara) Liu Liang	—	$—	—	$—

__________________________

(1)	Based on the difference between the closing price of our common stock on the date of exercise and the exercise price.

(2)	The value is the closing price of our common stock on the date of vesting, multiplied by the number of shares vested.
Director Compensation
Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at board and committee meetings. Our non-employee directors receive an annual retainer of $40,000, payable quarterly. In addition, the Chairperson of the Audit Committee receives an annual retainer of $25,000, the Chairperson of each of the Compensation Committee and the Governance Committee receives an annual retainer of $5,000 and each director serving in a non-chairperson capacity on our standing board committees receives an annual retainer of $2,500 per committee, payable quarterly.
Non-employee directors also are eligible to receive stock options under our 2006 Equity Incentive Plan. Non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options under our 2006 Equity Incentive Plan. A non-employee director is automatically granted an initial option to purchase 18,000 shares upon first becoming a member of our board of directors. A non-employee director serving as Chairperson of the Audit Committee receives an initial grant of an option to purchase 12,000 shares. Non-employee directors serving as Chairperson of the Compensation Committee or the Governance Committee receive an initial grant of an option to purchase 2,000 shares. Each of these initial options vests and becomes exercisable over four years, with the first 25% of the shares subject to each initial option vesting on the first anniversary of the date of grant and the remainder vesting quarterly thereafter. Immediately after each of our annual meetings of stockholders, each non-employee director is automatically granted an option to purchase 4,500 shares of our common stock, the Audit Committee Chairperson is granted an annual option to purchase 3,000 shares of our common stock and the Chairperson of each of the Compensation Committee and the Governance Committees is granted an annual option to purchase 500 shares of our common stock. These options will vest and become exercisable on the first anniversary of the date of grant or immediately prior to our annual meeting of stockholders, if earlier.
The options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control. Annual grants will be reduced proportionally if the person did not serve for the full year after the annual grant.

The following table shows for the fiscal year ended June 30, 2014 certain information with respect to the compensation of all of our non-employee directors:
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory K. Hinckley	$65,000	—	$70,551	—	—	—	$135,551
Hwei-Ming (Fred) Tsai	$50,000	—	$47,034	—	—	—	$97,034
Laura Black	$42,500	—	$42,330	—	—	—	$84,830
Sherman Tuan	$47,500	—	$47,034	—	—	—	$94,534

__________________________

(1)	This column represents annual director fees, non-employee committee chairman fees and other committee member fees earned in fiscal year 2014.

(2)
The dollar amount in this column represents the grant date fair value of each award calculated in accordance with FASB ASC Topic 718, excluding the estimates of service-based forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts were included in Item 8, Financial Statements and Supplementary Data, and Note 10 of Notes to our audited Consolidated Financial Statements for the fiscal year 2014 included in our Annual Report on Form 10-K.

The table below sets forth the aggregate number of option awards held by our non-employee directors as of June 30, 2014.

Name	Option Awards
Gregory K. Hinckley	63,000
Hwei-Ming (Fred) Tsai	60,000
Laura Black	27,000
Sherman Tuan	54,500

EQUITY COMPENSATION PLAN INFORMATION
We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1998 Stock Option Plan and the 2006 Equity Incentive Plan, both of which have been approved by our stockholders. We no longer grant any options under the 1998 Stock Option Plan. The following table sets forth information regarding outstanding options and shares reserved and remaining available for future issuance under the foregoing plans as of June 30, 2014:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	10,905,602	$12.24	341,617	(1)
Equity compensation plans not approved by stockholders	—	—	—
Total	10,905,602	$12.24	341,617

__________________________

(1)
The number of shares that are reserved for issuance under the 2006 Equity Incentive Plan are automatically increased on July 1 of each year through 2016 by a number of shares equal to the smaller of (a) 3% of our outstanding shares as of the close of business on the immediately preceding June 30 or (b) a lesser amount determined by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
Procedures for Approval of Related Person Transactions
Pursuant to the Audit Committee charter, the Audit Committee has the responsibility for the review, approval or ratification of any related person transactions; provided that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee. In approving or rejecting a proposed transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those transactions that, in light of known circumstances are not inconsistent with the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion. In addition, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
Transactions with Related Parties, Promoters and Certain Control Persons
Director and Officer Indemnification
We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.
Stock Option Awards
Please see the “Grants of Plan-Based Awards” table and the “Director Compensation” table above for information on stock option grants to our directors and named executive officers in fiscal year 2014.
Transactions with Ablecom Technology Inc.
Ablecom Technology Inc.—Ablecom, a Taiwan corporation, together with one of its subsidiaries, Compuware (collectively “Ablecom”), is one of our major contract manufacturers. Ablecom’s ownership of Compuware is below 50% but Compuware remains a related party as Ablecom still has significant influence over the operations. Ablecom’s chief executive officer, Steve Liang, is the brother of Charles Liang, our President, Chief Executive Officer and Chairman of the Board of Directors, and owns approximately 1.0% of our common stock. Charles Liang served as a Director of Ablecom during our fiscal 2006, but is no longer serving in such capacity. In addition, Charles Liang and his wife, also an officer of our company, collectively own approximately 10.5% of Ablecom, while Steve Liang and other family members own approximately 35.9% of Ablecom at June 30, 2014 and 2013.
We have product design and manufacturing services agreements (“product design and manufacturing agreements”) and a distribution agreement (“distribution agreement”) with Ablecom.
Under the product design and manufacturing agreements, we outsource a portion of our design activities and a significant part of our manufacturing of components such as server chassis to Ablecom. Ablecom agrees to design products according to our specifications. Additionally, Ablecom agrees to build the tools needed to manufacture the products. We have agreed to pay for the cost of chassis and related product tooling and engineering services and will pay for those items when the work has been completed.
Under the distribution agreement, Ablecom purchases server products from us for distribution in Taiwan. We believe that the pricing and terms under the distribution agreement are similar to the pricing and terms of distribution arrangements we have with similar, third party distributors.
Ablecom’s net sales to us and its net sales of our products to others comprise a substantial majority of Ablecom’s net sales. For fiscal year 2014, 2013 and 2012, we purchased products from Ablecom totaling $201,848,000, $179,735,000 and $168,744,000, respectively. For fiscal year 2014, 2013 and 2012, we sold products to Ablecom totaling $14,576,000, $13,805,000 and $12,229,000, respectively.
Amounts owed to us by Ablecom as of June 30, 2014 and 2013, were $621,000 and $974,000, respectively. Amounts owed to Ablecom by us as of June 30, 2014 and 2013, were $48,969,000 and $50,448,000, respectively. In fiscal year 2014, we have paid Ablecom the majority of invoiced dollars between 63 and 98 days of invoice. For the years ended June 30, 2014, 2013 and 2012, we paid $6,906,000, $5,076,000 and $5,042,000, respectively, for tooling assets and miscellaneous costs to Ablecom.

Our exposure to loss as a result of our involvement with Ablecom is limited to (a) potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand of our products such that we incur a loss on the sale or cannot sell the products and (b) potential losses on outstanding accounts receivable from Ablecom in the event of an unforeseen deterioration in the financial condition of Ablecom such that Ablecom defaults on its payable to us. Outstanding purchase orders with Ablecom were $64,464,000 and $53,684,000 at June 30, 2014 and 2013, respectively, representing the maximum exposure to loss relating to (a) above. We do not have any direct or indirect guarantees of losses of Ablecom.
In May 2012, we and Ablecom jointly established Super Micro Business Park, Inc. ("Management Company") in Taiwan to manage the common areas shared by us and Ablecom for their separately constructed manufacturing facilities. Each company contributed $168,000 and own 50% of the Management Company. Although the operations of the Management Company are independent of us, through governance rights, we have the ability to direct the Management Company's business strategies. Therefore, we have concluded that the Management Company is a variable interest entity of us as we are the primary beneficiary of the Management Company. The accounts of the Management Company are consolidated with the accounts of us, and a noncontrolling interest has been recorded for the Ablecom's interests in the net assets and operations of the Management Company. The Management Company had no business operations as of June 30, 2012. In fiscal year 2014 and 2013, $(6,000) and $13,000 of net income (loss) attributable to Ablecom's interest was included in our general and administrative expenses in the consolidated statements of operations.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015. Deloitte & Touche LLP has acted in such capacity since its appointment in fiscal year 2003.
While we are not required to do so, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2015, for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), and fees paid to Deloitte for services in the fee categories indicated below during the fiscal years 2014 and 2013. The Audit Committee has considered the scope and fee arrangement for all services provided by Deloitte, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence, and has pre-approved 100% of the services described below.

	Fiscal Year Ended 6/30/14	Fiscal Year Ended 6/30/13
Audit Fees(1)	$1,501,000	$1,446,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,501,000	$1,446,000

__________________________

(1)
Audit fees consist of the aggregate fees for professional services rendered for the audit of our fiscal 2014 and 2013 consolidated financial statements and the effectiveness of our internal control over financial reporting, review of interim consolidated financial statements and certain statutory audits.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2015. PROXIES WILL BE VOTED FOR THE RATIFICATION OF THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

AUDIT COMMITTEE REPORT
Review of Audited Financial Statements
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2014 with both our management and our independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The Audit Committee has received from the independent registered public accounting firm the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with the independent registered public accounting firm their independence. The Audit Committee has also received written material addressing the independent registered public accounting firm's internal quality control procedures and other matters, as required by applicable NASDAQ listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of the independent registered public accounting firm and has concluded that such non-audit services are compatible with the independence of the independent public accounting firm.
Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
This report has been furnished by the members of the Audit Committee.
Laura Black, Chair
Hwei-Ming (Fred) Tsai
Gregory K. Hinckley

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K
Our 2014 Annual Report to Stockholders, including financial statements for the year ended June 30, 2014, accompanies, or has been mailed to you immediately prior to, this proxy statement. The Annual Report on Form 10-K and Proxy Statement are also available on our website at http://ir.supermicro.com/financials.cfm.
“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Supermicro proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Super Micro Computer, Inc., 980 Rock Avenue, San Jose, CA 95131, or call (408) 503-8000.
STOCKHOLDER PROPOSALS FOR 2015 MEETING
If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2015 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Corporate Secretary of the Company on or before September 22, 2015. Stockholder proposals to be presented at the 2015 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company by September 22, 2015, in accordance with the procedures in the Company’s bylaws.

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Supermicro.

/s/ Yih-Shyan (Wally) Liaw
Yih-Shyan (Wally) Liaw
Secretary

Super Micro Computer, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 10, 2015.

Vote by Internet

- Go to **www.investorvote.com/smci**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Yih-Shyan (Wally) Liaw	☐	☐
02 - Laura Black	☐	☐
03 - Michael S. McAndrews	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

01YT7A

2014 Annual Meeting of
Super Micro Computer, Inc. Stockholders
February 11, 2015, 11:00 a.m. Local Time
Principal Office
980 Rock Ave, San Jose, CA 95131

Driving directions to 980 Rock Ave, San Jose, CA 95131:

From San Jose, CA
1. Take I-880N
2. Take the Brokaw Road exit
3. Turn right onto E Brokaw Rd
4. Turn left onto Oakland Rd
5. Turn left onto Rock Ave

From Oakland, CA

1. Take I-880S
2. Take the Montague Expwy exit and bear left
3. Turn right onto Oakland Rd
4. Turn right onto Rock Ave

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Super Micro Computer, Inc.

Notice of 2014 Annual Meeting of Stockholders

980 Rock Ave, San Jose, CA 95131
Proxy Solicited by Board of Directors for Annual Meeting - February 11, 2015

Charles Liang, Howard Hideshima and Robert Aeschliman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Super Micro Computer, Inc. to be held on February 11, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR election of the three nominees and FOR ratification of appointment of Deloitte & Touche LLP as Super Micro Computer, Inc.’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at http://ir.supermicro.com/financials.cfm.